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                                             MARKET FACTS, INC.
                                             3040 WEST SALT CREEK LANE
                                             ARLINGTON HEIGHTS, ILLINOIS 60005
                                             PHONE: 708-590-7000
                                             FAX: 708-590-7010

                                             CHICAGO                  BOSTON
                                             NEW YORK                 CINCINNATI
                                             WASHINGTON, D.C.         TORONTO
                                             LOS ANGELES              MONTREAL



                                PROMISSORY NOTE

        $27,750.00                               Arlington Heights, Illinois
- ---------------------------
                                                         April 1, 1994
                                                 -------------------------------


   FOR VALUE RECEIVED, Stephen J. Weber ("Borrower"), hereby promises to pay to Market Facts, Inc. ("Market Facts") at Market Facts' address at 3040 West Salt Creek Lane, Arlington Heights, Illinois 60005 or at such other place as Market Facts may designate from time to time in writing the principal sum of Twenty-seven Thousand, Seven Hundred Fifty and No One-hundredths Dollars ($27,750.00), in lawful currency of the United States of America.

   1. Payment of Principal. If not otherwise paid or forgiven pursuant to Paragraph 5 of this Note, the principal sum shall be repaid in ten (10) annual installments of Two Thousand Seven Hundred Seventy-five Dollars ($2,775.00) each, on the dates specified below and, if not sooner paid in full, on February 1, 2004. Annual payments hereunder shall be made on the following dates: February 1, 1995; February 1, 1996; February 1, 1997; February 1, 1998; February 1, 1999; February 1, 2000; February 1, 2001; February 1, 2002; February 1, 2003 and February 1, 2004.

   2. Interest. This Note shall bear interest at a rate of nine percent (9%) upon the occurrence of an Event of Default (as defined herein).

   3. Costs of Collection. Should the indebtedness represented by this Note or any part hereof be placed in the hands of attorneys for collection after an Event of Default, the Borrower agrees to pay, in addition to the principal and any interest due and payable thereon, all costs of collecting this Note, including reasonable attorney's fees and expenses.

   4. Prepayment. The Borrower may from time to time prepay this Note in whole or in part, without premium or penalty.

   5. Note Issued in Connection with Employment. Borrower acknowledges that Market Facts offers loans to its employees from time to time. Borrower further acknowledges that this Note is issued by Borrower as an employee of Market Facts. Accordingly, this Note shall accelerate and all amounts of principal and any interest due and owing hereunder shall become immediately due and payable upon termination of Borrower's employment with Market Facts for any reason. During the term of this Note, Market Facts shall forgive the principal payments due hereunder on each of the following dates: February 1, 1996; February 1, 1998; February 1, 2000; February 1, 2002; February 1, 2004; provided that Borrower is employed by Market Facts on the date such payment is due. Such forgiveness to be effective on the date each such payment is due.

       This Note does not confer upon Borrower any right with respect to continuation of employment by Market Facts or any affiliate of Market Facts, nor interfere with the right of Market Facts or any such affiliate to terminate his or her employment at any time.

   6. Non-Negotiability. This Note is non-negotiable and non-assignable; provided, however, that the interest of Market Facts may be transferred to the transferees or assigns of Market Facts; provided, further, that the payments to be made hereunder (exclusive of any enforcement rights with respect hereto) may be pledged or assigned by Market Facts as collateral.
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   7.  Events of Default.  The occurrence of any one or more of the following shall constitute an Event of Default hereunder:

       (a) The Borrower shall fail to pay any installment of principal within twenty (20) days after the same becomes due.

       (b) The Borrower shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent.

       (c) An involuntary petition in bankruptcy shall have been filed against the Borrower, and the same shall not have been dismissed within 60 days.

       (d) Termination of Borrower's employment with Market Facts.

   8. Remedies in the Event of Default. If an Event of Default occurs and is continuing:

       (a) This Note, together with all principal and any interest due and owing hereunder shall become immediately due and payable (including, without limitation, that amount that would have been forgiven pursuant to Paragraph 5 had Borrower remained in Market Facts' employ) without demand, or legal process of any kind.

       (b) Market Facts may proceed to protect and enforce Market Facts' rights by suit in equity or by action at law, whether for the specific performance of any covenant, agreement or provision of this Note, or in aid of the exercise of any power granted herein, and may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights with respect thereto.

     No delay or failure in declaring any such default or in enforcing any such right, power or remedy, and no course of dealing between Market Facts and the Borrower, or in any other person, firm, corporation or entity, and no failure by Market Facts or the Borrower, or any other person, firm, corporation or entity to act in good faith, shall constitute a waiver of any right, power or remedy available to Market Facts, or in any way or manner prejudice, impair, diminish or restrict any right, power or remedy available to Market Facts.

     Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

   9. Waivers of Default. Market Facts may waive any past default under this Note and its consequences; provided, however, that no waiver of a default shall be effective unless and until set forth in a writing signed by Market Facts. Upon the giving of a waiver as provided in this Paragraph 9, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied and cured for every purpose of this Note. No such waiver shall extend to any subsequent or other default or impair any right, power or remedy with respect to any subsequent or other default.

   10. General. This Note shall be construed in accordance with the laws of the State of Illinois. Any notice or other communication required, permitted or desirable hereunder shall be sufficiently given if sent by United States mail, postage prepaid, certified or registered mail, return receipt requested, to the party's last known address.

   11. Investment Representation. Borrower is aware of Market Facts' business affairs and financial condition, and has acquired sufficient information about Market Facts to reach an informed and knowledgeable decision to acquire shares of Market Facts, Inc. common stock. Borrower is purchasing these shares for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933.

   IN WITNESS WHEREOF, the Borrower has executed this Note on the date first written above.

                                       BORROWER:



                                       /s/ STEPHEN J. WEBER
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